Exhibit 5(b)
[Letterhead of Cox Hallett Wilkinson Limited]
25 January 2011
Stratus Technologies Bermuda Holdings Ltd.
and
Stratus Technologies Bermuda Ltd.
Cumberland House
9th Floor
1 Victoria Street
PO Box HM 1561
Hamilton HM FX
Bermuda
and
Stratus Technologies, Inc.
111 Powdermill Road
Maynard,
MA 01754-3409
U.S.A.
Dear Sirs,
Re: Stratus Technologies Bermuda Holdings Ltd. and Stratus Technologies Bermuda Ltd. (the “Companies”)
We have acted as legal counsel in Bermuda to the Companies in connection with the Registration Statement on Form F-4 filed by Stratus Technologies Bermuda Holdings Ltd. (“Holdings”), Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer”), Stratus Technologies, Inc. (the “US Issuer” and, together with the Bermuda Issuer, the “Issuers”) and the other registrants named therein, with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), on or around 25 January, 2011 (the “Registration Statement”, which term does not include any other agreement or document, whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the offer by the Bermuda

Issuer and the US Issuer to exchange 215,000 of the outstanding units (the “Outstanding Units”) of USD$480 principal amount of the outstanding 12% senior secured notes due 2015 of the Bermuda Issuer and USD$520 principal amount of the outstanding 12% senior secured notes due 2015 of the US Issuer (the “Outstanding Notes”) for 215,000 new registered units (the “New Units” and, together with the Outstanding Units, being collectively referred to in this opinion as the “Units”) of USD$480 principal amount of the new registered 12% senior secured notes due 2015 of the Bermuda Issuer and USD$520 principal amount of the new registered 12% senior secured notes due 2015 of the US Issuer (the “New Notes” and, together with the Outstanding Notes, being collectively referred to in this opinion as the “Notes”).
This opinion is rendered as of the time that the Registration Statement becomes effective in accordance with the Securities Act.
All capitalised terms used herein and not otherwise defined shall have the meaning attributed to such term in the Registration Statement.
For the purposes of giving this opinion we have examined and relied upon scanned copies of the following documents:
(i)	the Registration Statement;

(ii)	an indenture relating to the Notes dated as of 8 April 2010 among the Issuers and The Bank of New York Mellon Trust Company, N.A. as trustee and collateral agent (including the forms of the Units and the Notes attached thereto, the “Indenture”); and

(iii)	a notes guarantee dated as of 8 April 2010 between, among others, the Companies and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Notes Guarantee” which term does not include any other agreement or document, whether or not specifically referred to therein or attached as an exhibit or schedule thereto),
(collectively, the “Opinion Documents”).
We have also examined and relied upon the documents listed (and in some cases defined) in the Schedule to this opinion (such documents, together with the Opinion Documents being collectively referred to herein as the “Documents”) and made such enquiries as to questions of Bermuda law as we have deemed necessary in order to render the opinions set forth below.
Assumptions
We have assumed (without making any investigation thereof):
(a)	the genuineness and authenticity of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the genuineness of all signatures on the Documents;

(c)	that each of the Documents that was received by electronic means is complete, intact and in conformity with the transmission as sent;

(d)	the accuracy and completeness of all factual representations (save for facts that are the subject of our opinions herein) made in the Documents, and that such representations have not since such review been materially altered;

(e)	the capacity, power and authority of each of the parties to the Indenture and the Notes Guarantee (other than the Companies) to enter into and perform their obligations under the such documents and the due execution and delivery of the Indenture and the Notes Guarantee by each party to them (other than the Companies);

(f)	that the Indenture and the Notes Guarantee each constitute the legal, valid and binding obligations of each of the parties thereto, other than the Companies, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(h)	that the Resolutions (as such term is defined in the Schedule to this opinion) are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Companies in meetings which were duly convened and at which a duly constituted quorum was present and voting throughout;

(i)	that there is no matter affecting the authority of the directors of the Bermuda Issuer to affect entry into the Indenture by the Bermuda Issuer, nor of the directors of each of the Companies to affect entry into by the Companies of the Notes Guarantee or the filing by the Companies of the Registration Statement and the execution thereof, in each case, which is not disclosed by their respective Constitutional Documents (as such term is defined in the Schedule to this opinion) in force at the time of entry into such documents or such filing, or the applicable Resolutions, and which would have any adverse implication in relation to the opinions expressed herein;

(j)	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Indenture and the Notes Guarantee;

(k)	the validity under the Foreign Laws of the submission by the Bermuda Issuer pursuant to the Indenture, and by the Bermuda Issuer and Holdings pursuant to the Notes Guarantee, to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York (the “Foreign Courts”);

(l)	that the Indenture and the Notes Guarantee are in the proper legal form to be admissible in evidence and enforced in the Foreign Courts;

(m)	that on the date of execution of the Indenture and the Notes Guarantee, each of the Companies was able to pay its liabilities as they become due; and

(n)	that the Bermuda Issuer entered into its obligations under the Indenture, and that each of the Companies entered into their respective obligations under the Notes Guarantee, in good faith and for the purpose of carrying on their respective businesses and at the time each of the Companies did so, there were reasonable grounds for believing that the transactions contemplated by the Indenture would benefit the Bermuda Issuer, and by the Notes Guarantee, would benefit each of the Companies.
Reservations
(a)	The term “enforceable” as used in this opinion means that an obligation is of a type that the Bermuda courts will enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Indenture and the Notes Guarantee. In particular, the obligations of the Bermuda Issuer under the Indenture, and of each of the Companies under the Notes Guarantee:
(i)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; and

(iv)	may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts;
(b)	We do not purport to be qualified to pass upon, and express no opinion herein as to, the laws of any jurisdiction other than those of Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(c)	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Opinion Documents by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.
Opinions

We have made such examination of the laws of Bermuda as currently applied by the courts of Bermuda as in our judgement is necessary for the purpose of these opinions. Based upon and subject to the assumptions and qualifications set out in this opinion, we are of the opinion that:
1.	Each of the Companies is duly incorporated with limited liability and (based solely upon the Certificates of Compliance referred to in the Schedule to this opinion) is existing and in good standing under the laws of Bermuda (meaning that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which might make it liable to be struck off the Register and thereby cease to exist under the laws of Bermuda). Each of the Companies possesses the capacity to sue and be sued in its own name.

2.	The execution and filing of the Registration Statement by each of the Companies will not conflict with their respective memoranda of association or bye-laws nor violate or result in the breach of any Bermuda law or regulation.

3.	The entry into of the Indenture by the Bermuda Issuer and the execution and delivery of the Indenture by the Bermuda Issuer and the performance by the Bermuda Issuer of its obligations thereunder:
(a)	were within its corporate powers and were duly authorised; and

(b)	did not conflict with the memorandum of association or the bye-laws of the Bermuda Issuer or violate or result in the breach of any Bermuda law or regulation, in each case as in force at such time.
4.	The entry into of the Notes Guarantee by the Companies and the execution and delivery of the Notes Guarantee by the Companies and the performance by the Companies of their respective obligations thereunder:
(a)	were within their respective corporate powers and were duly authorised; and

(b)	did not conflict with the memorandum of association or the bye-laws of the Companies or violate or result in the breach of any Bermuda law or regulation, in each case as in force at such time.
5.	The Indenture and the Notes Guarantee were duly executed by the Companies and constitute legal, valid and binding obligations of the Companies, enforceable in Bermuda in accordance with their respective terms.

6.	The choice of the Foreign Laws as the governing law of the Indenture and the Notes Guarantee is a valid choice of law, and the submission by the Bermuda Issuer to the non-exclusive jurisdiction of the Foreign Courts in accordance with the terms of the Indenture, and the submission by each of the Companies to the non-exclusive jurisdiction of the Foreign Courts in accordance with the terms of the Notes Guarantee, is valid and binding upon the them respectively, and would be recognised and given effect to in any action brought before a court of competent jurisdiction in Bermuda, except for those laws:

(a)	which such court considers to be procedural in nature;

(b)	which are revenue or penal laws; or

(c)	the application of which would be inconsistent with public policy, as such term is interpreted under the laws of Bermuda.
7.	The Judgments (Reciprocal Enforcement) Act 1958 does not apply to judgments of the Foreign Courts and as a result a final and conclusive judgment of the relevant Foreign Court against the Bermuda Issuer based upon the Indenture, or against either of the Companies under the Notes Guarantee, under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the relevant Foreign Court’s judgment. A final opinion as to the availability of this remedy should be sought when the facts surrounding the relevant Foreign Court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:
(a)	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

(b)	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.
Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.
No stamp duty or similar or other tax or duty is payable in Bermuda on the enforcement of a foreign judgment. Court fees will be payable in connection with proceedings for enforcement.
Disclosure
This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
This opinion is given by and is to be construed in accordance with Bermuda law and is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.
Yours faithfully,
/s/ Cox Hallett Wilkinson Limited
COX HALLETT WILKINSON LIMITED

Schedule
1.	Copies of:
(a)	the certificate of incorporation, memorandum of association and bye-laws of Holdings certified by the secretary of Holdings as being in force as at 8 April 2010 and as at 25 January 2011; and

(b)	the certificate of incorporation, memorandum of association and bye-laws of the Bermuda Issuer certified by the secretary of the Bermuda Issuer as being in force as at 8 April 2010 and as at 25 January 2011,
(collectively referred to as the “Constitutional Documents”).
2.	Scanned copies of:
(a)	the minutes of the meetings of the board of directors, and of the Pricing Committee, of Holdings, in each case held on 31 March 2010;

(b)	the minutes of the meetings of the board of directors, and of the Pricing Committee, of the Bermuda Issuer, in each case held on 31 March 2010; and

(c)	solvency certificates executed by Robert C. Laufer relating to a determination of solvency by the directors of Holdings and the Bermuda Issuer for the purposes of section 39(2A) of the Companies Act, 1981 of Bermuda,
(collectively referred in this opinion to as the “Resolutions”).
3.	Certificates of Compliance dated 14 January 2011 issued by the Ministry of Finance under the Act in respect of Holdings and the Bermuda Issuer.

4.	A copy of the Register of Directors and Officers of each of the Companies certified by their respective Company secretaries as at 8 April 2010 and as at 25 January 2011.

5.	A scanned copy of a registration rights agreement dated as of 8 April 2010 between inter alios the Issuers, Holdings and Jefferies & Company, Inc.